EXHIBIT 21.1

KOPIN CORPORATION
SUBSIDIARIES OF KOPIN CORPORATION
The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).
Subsidiary Type State of Incorporation Fiscal Year End
VS Corporation……………………………….. W Delaware December 27
Kowon Technology Co., Ltd………………….. M Korea December 31
Forth Dimension Displays................................. W United Kingdom December 27
Kopin Display Corp…………………………... W Delaware December 27
Kopin Trust Securities Corp…………………... W Delaware December 27
Kopin Securities Corporation………………… W Delaware December 27
Kopin Hong Kong……………………………. W Hong Kong December 27
eMDT America Inc............................................ M California December 31
Intoware Ltd....................................................... M United Kingdom December 31